                            SHARE PURCHASE AGREEMENT



                                     between


                              Primix Solutions Inc.


                                       and


                             the minority owners of


                                   21st.dk A/S


THE SHARES OF COMMON STOCK OF PRIMIX SOLUTIONS INC. ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SUCH SHARES OR WARRANTS ISSUED TO NON-U.S. PERSONS MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING SUCH SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

TABLE OF CONTENTS

                                      PAGE
         A.       OWNERSHIP OF SHARES...........................................................4

         B.       PAYMENT TO THE SELLERS - PURCHASE SHARES......................................4

         B.1.     Purchase Shares...............................................................4

         C.       TARSAP SHARES.................................................................4

         D.       REGISTRATION RIGHTS...........................................................5

         E.       THE CLOSING...................................................................6

         F.       CONDITIONS TO CLOSING.........................................................6

         G.       REPRESENTATIONS AND WARRANTIES................................................7



                                      PAGE

         G.1.     Capacity of the Sellers and the Principals; Ownership of Shares...............7

         G.2.     Broker's Fees:................................................................7

         G.3.     U.S. Securities Laws:.........................................................7

         G.4.     Incorporation of the Company..................................................8

         G.5.     Accounts......................................................................9

         G.6.     Personnel and corporate officers of the Company...............................9

         G.7.     Tangible and Intangible Assets...............................................10

         G.8.     Debtors - Provisions.........................................................11

         G.9.     Loans........................................................................11

         G.10.    Litigation...................................................................11

         G.11.    Customers....................................................................11

         G.12.    Contracts....................................................................12

         G.13.    Relationships with Sellers...................................................12



                                      PAGE

         G.14.    Tax Regulations..............................................................13

         G.15.    Material adverse change......................................................14

         G.16.    Indemnification..............................................................14

         G.17.    Duration.....................................................................15

         G.18.    Notification procedure and payment of indemnification........................15

         G.19.    Third party claims...........................................................16

         G.20.    Limitations of the obligations of the Sellers................................17

         G.21.    Shareholders' Agent..........................................................17

         G.22.    Method of payment of Indemnification.........................................18

         H.       USE AND CONFIDENTIALITY......................................................18

         I.       NON-COMPETITION..............................................................19

         I.1.     Employment, operation etc....................................................19



                                      PAGE

         I.2.     Third parties................................................................19

         I.3.     Special regulation regarding DIOS A/S........................................20

         J.       TAXES, FEES AND COSTS........................................................20

         K.       COSTS AND EXPENSES...........................................................20

         L.       ACTIONS TO BE TAKEN AT CLOSING...............................................20

         L.1.     At Closing, the Sellers shall deliver to the Purchaser:......................20

         L.2.     At Closing, the Purchaser shall deliver to the Sellers:......................21

         M.       ESCROW.......................................................................21

         M.1.     Escrow Shares; Escrow Agent..................................................21

         M.2.     Claims Upon Escrow Shares....................................................21



                                      PAGE

         N.       DUE DILIGENCE................................................................22

         O.       CHOICE OF LAW AND ARBITRATION................................................23

         P.       NOTICE.......................................................................23


WHEREAS the Sellers own nom. DKK 885,800 of the outstanding shares (the
        "Shares") in the Company (as defined below);

WHEREAS the Purchaser wishes to purchase the Sellers' shares in the Company on the terms and conditions set out in this Agreement in consideration for the payment of the purchase price provided for in this Agreement;

WHEREAS the Purchaser wishes to purchase the rest of the outstanding shares in the Company;

WHEREAS the parties hereto understand that the purchase of the Shares by the Purchaser hereunder is subject to and conditioned upon the acquisition of 100% of the share capital and any and all other outstanding equity interests in the Company after giving effect to the transactions contemplated by Purchaser; and

NOW, THEREFORE,

the undersigned parties


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

PRIMIX SOLUTIONS INC.
a company incorporated in Delaware, U.S.A. with offices at One Arsenal Marketplace
2nd Floor
Watertown, Massachusetts 02472
USA
(referred to as "the Purchaser")

and

TOM JACOBSGAARD APS
a company limited by shares having its registered office at Toldbodgade 39,4.
DK-1253 Copenhagen K
CVR no. 20898097

and

MORTEN FALCON APS
a company limited by shares having its registered office at Frederiksberggade 2, 1.
DK-1459 Copenhagen K
CVR no. 25538838

and

DIOS A/S
a company limited by shares having its registered office at Gl. Kongevej 91 A
DK-1850 Frederiksberg C
CVR no. 14600582

and

CHR A WANDEL-PETERSEN.DK. APS
a company limited by shares having its registered office at Schioldannsvej 32
DK-2920 Charlottenlund
CVR no. 21564877

(collectively referred to as "the Sellers")

and


TOM JACOBSGAARD, KIM PEDERSEN, CHRISTIAN WANDEL PETERSEN, AND MORTEN FALCON

(hereinafter collectively referred to as the "Principals")


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

have on this 27 day of December 2000 entered into this



                            SHARE PURCHASE AGREEMENT
                            ------------------------
                                (the "Agreement")

The parties having reached an understanding with respect to the sale by the Sellers and the purchase by the Purchaser all of the Sellers' Shares in 21ST.DK A/S, a private company with the company address Haydnsvej 2, DK-2450 Copenhagen SV, Denmark, duly organised under the laws of Denmark with the registration number 21210374 (hereinafter the "Company"), it is therefore agreed as follows:

A.       OWNERSHIP OF SHARES

In reliance on the representations and warranties of the Sellers contained herein and subject to the terms of this Agreement, the Purchaser shall purchase the Shares from the Sellers.

Table 1: The Sellers hereby represent and warrant to the Purchaser that the Shares is owned as follows by the persons identified below:

             Tom Jacobsgaard ApS                              551,600
             Morten Falcon ApS                                 68,100
             DIOS A/S                                         206,700
             CHR A Wandel-Petersen.dk. ApS                     59,400
                                                            ---------
             TOTAL                                            885,800
                                                            ---------

B.       PAYMENT TO THE SELLERS - PURCHASE SHARES

B.1.     PURCHASE SHARES

         The Sellers shall receive 214,704 (two-one-four--seven-zero-four) shares of common stock of the Purchaser (hereinafter the "Purchase Shares") paid in consideration of the Purchaser's purchase of the Shares from the Sellers. The Purchase Shares is to be delivered to the Sellers in accordance with their Share ownership as stated above in table 1. However, 20 (twenty) percent of the Purchase Shares equal to 42,941 Purchase Shares shall be held in escrow in accordance with Clause M.

C.       TARSAP SHARES

         The Purchaser shall issue to the Sellers an aggregate of 123,137 (one-two-three-one-three-seven) shares of common stock of the Purchaser (the "TARSAP Shares") under the conditions set forth in Schedule C pursuant to Restricted Stock Agreements in substantially the form attached hereto as Schedule C.


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

D.       REGISTRATION RIGHTS

         The Purchase Shares-, and the TARSAP Shares (the "SECURITIES") to be issued hereunder will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by reason of Section 4(2) thereof and/or Regulation D promulgated thereunder and/or pursuant to Regulation S promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom. The certificates issued by the Purchaser with respect to Securities issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable securities laws.

         The Purchaser shall prepare and file as expeditiously as possible but in any event within ten (10) business days after the Completion (the "Filing Date") a registration statement with the Securities and Exchange Commission (the "SEC") covering the resale of all Securities issued hereunder ("REGISTERED SHARES") and the Purchaser shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such registration statement effective until the first anniversary of Closing date (the "REGISTRATION PERIOD"). The Purchaser's obligation in the preceding sentence to file the registration statement by the Filing Date is subject to the condition that the Sellers provide the Purchaser promptly, but in no event more than three (3) business days before the proposed filing date, all information relating to the Sellers and the proposed method of distribution of the Securities necessary for inclusion in the registration statement as reasonably requested by Purchaser.

         The Sellers agrees that upon notice from the Purchaser that (i) a registration statement filed in accordance with this clause D contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Purchaser's Co-Chief Executive Officers have determined reasonably and in good faith it would be seriously detrimental to the Purchaser and its stockholders to maintain the effectiveness of such registration statement, the Sellers shall discontinue any further disposition of Registered Shares pursuant to such registration statement until such time as the Purchaser is able to take reasonable action to rectify such situation; PROVIDED that any action which the Purchaser's Co-Chief Executive Officers determines reasonably and in good faith would be seriously detrimental to the Purchaser and its stockholders shall not be deemed to be reasonable for such purpose.


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

         The Vendor, upon receipt of any notice (a "SUSPENSION NOTICE") from the Purchaser of the happening of any event of the kind described in clause D, shall forthwith discontinue disposition of the Registered Shares pursuant to the registration statement covering such Registered Shares until the Vendor's receipt of the copies of a supplemented or amended prospectus or until it is advised in writing (the "ADVICE") by the Purchaser that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Purchaser, the Sellers will deliver to the Purchaser all copies, other than permanent file copies then in the Vendor's possession, of the prospectus covering such Registered Shares current at the time of receipt of such notice; PROVIDED, HOWEVER, that the Purchaser shall not give a Suspension Notice until after the registration statement has been declared effective and shall not give more than two Suspension Notices prior to the first anniversary of the Closing date and in no event shall the period from the date on which the Sellers receives a Suspension Notice to the date on which the Sellers receives either the Advice or copies of the supplemented or amended prospectus (the "SUSPENSION PERIOD") exceed 90 days. In the event that the Purchaser shall give any Suspension Notice, the Purchaser shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice and end the Suspension Period as promptly as practicable.

E.       THE CLOSING

         The closing of the contemplated transaction ("Closing") will occur as of the date of all the parties having signed this Agreement.

F.       CONDITIONS TO CLOSING

         The validity of this Agreement is conditioned upon the fulfillment of each of the following:

         - that the Company and Tom Jacobsgaard have entered in to and duly signed a service agreement attached hereto as Schedule F.1;

         - that the Company and Kim Pedersen have entered in to an employment agreement attached hereto as Schedule F.2;

         - that the Company and Christian Wandel-Petersen have entered in to and duly signed an employment agreement attached hereto as Schedule F.3;

         - that the Seller has demonstrated that the any shareholder agreement or similar agreement between the Sellers and or any other third party affecting the ownership or voting of the shares and the business of the Company has been terminated;

         - that none of the the key employees identified in Schedule G.6. have expressed their wish to discontinue their employment on unchanged terms and conditions;


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

         - that any claims and outstanding accounts that the Sellers, Infomarked.dk ApS and other companies owned by the Principals may have against the Company is settled;

         - that in connection with the Closing, a shareholders' meeting shall be held at the offices of the Company at the Closing Date, at which time the members of the board of directors and the management board of the Company shall resign without any claim for compensation, and the new board of directors, the management board and the auditor shall be elected by the Purchaser for the Company; and

         - that the Purchaser successfully purchases the remaining outstanding share capital and any and all other outstanding equity interest in the Company after giving effect to the transactions contemplated by Purchaser and that these shares and equity interests are free and clear of all liens, claims and encumbrances. -

G.       REPRESENTATIONS AND WARRANTIES

Each of the Sellers and the Principals represents and warrants to the Purchaser:

G.1.     CAPACITY OF THE SELLERS AND THE PRINCIPALS; OWNERSHIP OF SHARES

         Each of the Sellers and each of the Principals have full capacity to enter into this Agreement, to perform their obligations under this Agreement, and to benefit from the rights contained herein.

         Neither Sellers nor the Principals have been or are subject to any procedure, which has been commenced with a view to preventing or settling difficulties in the business or personal bankruptcy proceedings nor are the Sellers or the Principals subject to any reorganisation or liquidation procedure.

         There is no consent, authorisation or judicial decision that is necessary for the Sellers to execute and perform their obligations under this Agreement, which have not yet been obtained.

         Each of the Sellers owns his Shares free from all liens, claims and encumbrances.

G.2.     BROKER'S FEES:

         The Sellers and the Principals hereby represent and warrant that neither the Company nor any Seller or Principal has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

G.3.     U.S. SECURITIES LAWS:

         (a) Each Seller is a non-U.S. person ("Non-U.S. Person") within the meaning of Regulation S of the Securities Act, represents that he or it is not acquiring the Securities issuable hereunder for the account or benefit of any U.S. person;


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

         (b) Each Seller agrees to: (i) transfer the Securities issued hereunder only in accordance with the provisions of Regulation S promulgated under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and (ii) not to engage in hedging transactions with regard to the Securities unless in compliance with the Securities Act; and

         (c) The Purchaser hereby covenants not to register any transfer of the Securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

         (d) Each of the Sellers understand that any certificate(s) or written instruments representing the Securities shall contain the following legends:

         (e) Any certificate(s) or written instruments representing the Securities shall carry substantially the following legend:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1993, as amended (The "Securities Act"), or the securities laws of any state. The shares may not be sold or transferred in the absence of such registration or an exemption from registration.

                  The shares represented by this certificate issued to non-U.S. persons may not be transferred except in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration. Hedging transactions involving such shares may not be conducted unless in compliance with the Securities Act."

G.4.     INCORPORATION OF THE COMPANY

         The Company has been duly incorporated, validly exists, is fully entitled to own its assets and carry on its activities under the laws of the Kingdom of Denmark. The Company is not subject to any proceedings with a view to preventing or settling difficulties in the business nor is the Company subject to reorganisation or liquidation proceedings, and there are no grounds for making the Company subject to such proceedings except for the present financial situation of the Company as set out in Schedule G.5. Likewise, it is not nor has it ever been the object of a petition seeking to declare its dissolution or its nullity.

         The corporate bodies of the Company operate in accordance with the laws and regulations applicable to them, and all corporate decisions have been made and published in accordance with applicable regulations. The formalities required by law have all been complied with.

         The Company has not granted any outstanding power of attorney to any person. The corporate record books of the Company accurately record all corporate actions taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company has been provided to counsel to the Purchaser for review and are true and complete copies of the originals of such documents. The Company has provided true and correct copies of all documents referred to in this Clause or in the Schedules delivered to counsel to the Purchaser pursuant to this


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         Agreement. However, the minutes from the board meeting held at 31
         October 2000 has not yet been signed by the board.

G.5.     ACCOUNTS

         The accounts of the Company as of October 31, 2000, forecast for the year 2000 and estimated finacial statements as of December 15, 2000 (hereinafter "Accounts"), set out in Schedule G.5, have been prepared in accordance with Danish generally accepted accounting methods and principles ("GAAP"). The accounts are true and accurate and give a true and fair view of the financial situation and of the assets and liabilities of the Company as of said date off balance sheet liabilities.

         All the liabilities of the Company are duly reflected in the Accounts in accordance with GAAP and are adequately provided for.

         The Company has not given or agreed to give any security, charge, guarantee, encumbrance or letter of comfort for the performance of contractual undertakings either by third parties or by the Company or by the Sellers, or of one of the Sellers' affiliates or shareholders (including relatives).

G.6.     PERSONNEL AND CORPORATE OFFICERS OF THE COMPANY

         The list of salaried employees and corporate officers of the Company set out in Schedule G.6.1. contains details of their contracts, category and classification as the case may be, as well as their remuneration (including all bonuses and benefits in kind) and details of all retirement schemes.

         The Company complies with and has always complied with all applicable social security provisions.

         Except as set forth on SCHEDULE G.6.1. attached hereto, the Company does not maintain and has never maintained an employee benefit plan which is subject to any governmental regulations or oversight. Except as set forth in SCHEDULE G.6.2, the Company has no other stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, or other employee benefit plans, agreements, or arrangements. True and correct copies of all plans and arrangements set forth on SCHEDULE G.6.3. have been provided to Purchaser. For purposes of this Clause G.6, an entity "maintains" an employee benefit plan if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such employee benefit plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such employee benefit plan, or if such employee benefit plan provides benefits to or otherwise covers employees of such entity, or their spouses, dependants or beneficiaries.


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G.7.     TANGIBLE AND INTANGIBLE ASSETS

G.7.1.   Tangible Assets

         The Company has good title or has the right to use all of its assets. The assets owned by the Company are free from any encumbrance or third party rights.

         All the Assets are in a good condition and working order, fit for their particular purpose and are well maintained and repaired, have no apparent defects and comply with the applicable environmental laws.

         The Company has disclosed having leased a part of its working equipment including four company cars.

G.7.2.   Intangible Assets

         All trademarks, patents, trade names, designs, models, software products, domain names and other intellectual property rights that are used by the Company or necessary for its activities are either validly owned exclusively by the Company or are used pursuant to a valid license agreements. All such intellectual property rights, when owned by the Company, are validly registered with the competent authorities, if so registration is required pursuant to Danish law, and all corresponding fees have been duly paid. A complete and up-to-date list of all such intellectual property assets is attached in Schedule G.7.2.

         The Company has required all professional and technical employees, and other employees having access to valuable non-public information of the Company, to execute standard employment agreements ref. clause N under which such employees are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of the Company. The Company has not made any such information available to any person other than employees of Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Sellers and the Principals have no knowledge of any infringement by others of any intellectual property rights of the Company.

         To the knowledge of the Sellers and the Principals, the Company is not making unauthorised use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Company. Neither the Company nor, to the knowledge of the Sellers and the Principals, any of its employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of the Company's employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.


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         To the knowledge of the Sellers and the Principals, the present and contemplated business, activities and products of the Company do not infringe any intellectual property of any other person.

G.8.     DEBTORS - PROVISIONS

         The receivables shown in the accounts and specified in Schedule G.8 which remain outstanding on the last accounting date are certain and payable, and corresponding provisions have been booked in accordance with GAAP. None of the receivables are subject to a counterclaim or indemnities beyond normal business practice

         However, in relation to the debtor "Mousehouse" the debt of DKK 84,375 will be written off at Closing as this debt is settled in Purchasers share purchase agreement with Cell Network AB.

         The receivables which have arisen or will arise between 15 December 2000 and the date of this Agreement will be settled within a 120-day period as from the date on which they are due for an amount at least equal to their nominal amount.

G.9.     LOANS

         No loans or other financial aids have been granted by the Company to third parties.

         The Company has not been granted any subsidy which could be cancelled and made payable with the exception of the employment subsidy in respect of the employee listed in Schedule G.9.

G.10.    LITIGATION

         The Company is not subject to any litigation, legal proceedings, investigation or administrative proceedings or arbitration either as a claimant or a defendant and, to the knowledge of the Sellers and the Principals, there is no fact or event which suggests that such proceedings may arise.

         The Company has not been notified by any administrative body whatsoever of a breach of a legal or regulatory provision, and the Company has not been subject to any judgement or order affecting it or affecting its activities or its assets or which could affect their financial situation.

         However, the Purchaser has been informed of the letter of inquiry from the tax authorities enclosed as Schedule G.10. (the "Tax Inquiry").

G.11.    CUSTOMERS

         Schedule G.11. contains the pre-tax turnover of the 10 (ten) largest current customers (measured by turnover) of the Company, as well as details of claims by such clients over the 12 (twelve) months prior to 31 October 2000.


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G.12.    CONTRACTS

         Schedule G.12 contains a list of the contracts entered into by the
         Company:

         - of a duration in excess of 2 (two) years and/or involving an amount of DKK 200,000 (two hundred thousand) or more per annum (other than employment contracts, commercial leases and other contracts specifically referred to or listed in the other Schedules to this Agreement);

         - which can only be terminated by the payment of an indemnity in excess of DKK 200,000 (two hundred thousand) or requiring a period of notice of more than 3 (three) months;

         - limiting the ability of the Company to carry out its activities, notably, by way of a non-compete clause; and

         - in respect of mergers, contributions, purchase of assets, shares or parts including in particular representations and warranties still in force or any letters of intention.

         The contracts referred to in this clause G.12. (the "MATERIAL CONTRACTS") are in full force and effect and are not subject to any contentious or non-contentious claim. The Company has complied with its contractual obligations and, to the knowledge of the Sellers and the Principals, there is no event which may give rise to termination or amendment of the said contracts or render the contracts void or which may authorise a third party to demand prompt payment or the payment of a penalty clause or give rise to any liability on the part of the Company or their officers, directors or employees.

         There is no contract or undertaking containing a termination clause or a prompt payment clause or a modification of the provisions in the event of a change of control within the Company except what has been disclosed.

G.13.    RELATIONSHIPS WITH SELLERS

         Except for relations and contracts referred to in Schedule G.13., the Company has not had relations with the Sellers or the Principals or any of their directly or indirectly owned companies other than as a company with its shareholders and directors and, in particular:

         The Company has not been and is not a creditor or a debtor of the Sellers or the Principals in respect of any payment, and none of the Sellers (or their beneficial owners or affiliates) have been or is a creditor or a debtor of the Company in respect of any payment except as set out in Schedule G.8 and G.13;-

         - The Company and DIOS A/S has had and will have in the future a business relationship that are carried out on standard business terms and in accordance with the "arms length principle"

         - The Company has not used and does not use, either gratuitously or for payment, any property belonging to any of the Sellers or the Principals, and none of the


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             Sellers (or their beneficial owners or affiliates) or the
             Principals has used or uses, either gratuitously or for payment, any property belonging to the Company;

         - The Company has not given to the Sellers or the Principals any particular right over its assets; and

         - Neither the Company, nor any shareholder, officer, supervisory employee or director of the Company (or any of their respective family members or affiliates) owns directly or indirectly any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of the Company or any organisation which has a material contract or arrangement with the Company.

G.14.    TAX REGULATIONS

         The Company has always complied with the applicable Tax Regulations. More specifically:

         - the Company is up-to-date in the payment of all Taxes on the date of this Agreement, and adequate provisions have been made in the Accounts for all future Taxation relating to the period before the last accounting date as shown in Schedule G.14.;

         - the Company has made and filed all declarations and have complied with all formalities required by the Tax Regulations in the form required and within the necessary time limit. These declarations have always been and remain exact and complete and, to the knowledge of the Sellers and the Principals, contain no error, omission, inexactitude or material item which is missing;

         - the basis and amount of Tax for which the Company has been or is liable have always been determined in a regular manner in conformity with the Tax Regulations in force and are not liable to be adjusted or reassessed;

         - the Company is not aware of any other tax examination in respect of Taxes or any enquiry instigated by an administrative authority leading or likely to lead to the payment of a Tax or a reassessment of any Tax basis, except as described in Schedule G.10;

         - the Company has not received any other notification or a tax authority audit, notice of reassessment nor has it otherwise been informed in writing by any other administrative authority of its intention to carry out any reassessment whatsoever, except as described in Schedule G.10;

         - VAT, duties, taxes, taxes at source and other public taxes have on the day of Closing been entered on the income tax return and paid in time and correctly, and there are no pending actions against the Company, and no claims of such as stated above nature can be enforced against the Company with respect to previous accounting years as shown in Schedule G.14; and

         - the Company complies with all provisions of all social and Tax benefits, all agreements or subsidies that they have received. All Tax credits (including any Tax concessions) have been used in accordance with the Tax Regulations.

         "Taxes" means any taxes, withholdings, levies or similar payments imposed by any government or taxing authority.

         "Tax Regulation" means in this Agreement the tax regulation, tax case-law and tax practice currently existing in the Kingdom of Denmark.

         The Seller's has informed the Purchaser of the existence of a litigious correspondence in form of a letter of inquiry from the tax authorities of the City of Copenhagen regarding 21ST.DK A/S' annual income statement for 1999, the correspondence is enclosed hereto as Schedule
         G.10 It is hereby understood and accepted by the Seller's that the Purchaser's knowledge of said correspondence shall be of no relevance to the warranties and guarantees made herein by the Seller's and Principal's to the Purchaser.

G.15.    MATERIAL ADVERSE CHANGE

         Since 15 December 2000 and until the date of this Agreement, and except as set out in Schedule G.15:

         - there has been no event which has led to or could lead to any material adverse change in the assets and liabilities, the financial situation, prospects or the profitability of the Company;

         - there has been no declaration or payment of dividends or any other distribution to shareholders, nor any depreciation, increase or reduction in capital in respect of the Company;

         - the Company has been managed in the ordinary and normal course of business; and

         - the Company has in no way amended its accounting methods and principles and has not revalued any assets nor written off any debt.

G.16.    INDEMNIFICATION

         The Sellers and the Principals shall be jointly and severally liable for and shall indemnify and hold harmless the Purchaser and the Company and their respective officers, directors, shareholders and affiliates (the "Indemnified Parties") hereby undertake to indemnify the Purchaser for:

         - any loss that the Company or the Purchaser may suffer by virtue of a reduction of assets or an increase in liabilities resulting in a liability not being accounted for or


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

             insufficient provisions being made for it in the Accounts, as long as the cause or origin of this reduction in assets or increase in liabilities arises prior to the last accounting date;

         - any and all liabilities that might be arising out of or in connection with the Tax inquiry set out in Schedule G.10 from the tax authorities of the City of Copenhagen to the Company.

         - any loss that the Company or the Purchaser may suffer as a result of any inaccuracy or omission in the representations and warranties contained in Clause G.2 - G.19 or of the non-performance by the Sellers or the Principals of any of their obligations under this Agreement, as long as such loss has not given rise to a reduction of the Escrow Shares (as defined in Clause M).

         (any indemnification due under Clause G. 16. being referred to as an "INDEMNIFICATION").

         - However, any loss that the Company or the Purchaser may suffer as a result of any inaccuracy or omission in the representations and warranties contained in clause G.1 can only be claimed from that Seller or Principal in breach.

G.17.    DURATION

         The obligation of the Sellers to indemnify the Purchaser hereunder shall be limited as follows:

         - Claims for Indemnification pursuant to this Agreement in respect of Taxes must be received before the expiration of a period equal to the relevant limitation period applicable to Taxes plus thirty (30) days.

         - Any requests for Indemnification other than matters relating to Taxes pursuant the Agreement must be received before 31 March 2002.

         - The Purchaser shall not lose its right to Indemnification at the expiration of the limitation periods referred to above as long as the claims pursuant to this Agreement are notified before the expiration of such periods.

G.18.    NOTIFICATION PROCEDURE AND PAYMENT OF INDEMNIFICATION

         Any event capable of giving rise to Indemnification in accordance with this Agreement must be notified in writing by the Purchaser to the Shareholders' Agent (as defined in Clause G.20) and the Escrow Agent specifying the reasons for which the Purchaser claims such Indemnification from the Sellers as well as the amount of said Indemnification, if determinable (a "CLAIM FOR INDEMNIFICATION").

         Except in the event that a written objection is not sent by the Sellers' Shareholders' Agent to the Purchaser within twenty (20) Business Days of the receipt by the Shareholders' Agent of the notification above, the Claim for Indemnification shall be


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

         considered due and shall give rise to interest accruing after the date of receipt by the Shareholders' Agent of the Claim for Indemnification by the Purchaser (the interest being payable at the same time as the indemnity). The relevant interest rate shall be the LIBOR one month rate as published at the date of receipt of such notification.

         "Business Days" means in this Agreement a day on which commercial banks in Denmark is open to transact business.

         If, on the contrary, the Shareholders' Agent notify an objection to the Purchaser in the time-limits set out above, the dispute shall be settled pursuant to Clause O.

G.19.    THIRD PARTY CLAIMS

         In the event of any legal or administrative action filed by a third party against any Indemnified Party as well as of a Tax reassessment conducted against the Company, which would give rise to a request by the Purchaser to the Sellers and/or the Principals hereunder, the Purchaser shall give written notice to the Shareholders' Agent as soon as such action is known by the Purchaser in order to determine what action the Sellers and/or the Principals intend to take in respect of the conduct of the relevant legal action.

         The Shareholders' Agent will inform the Purchaser in writing as to the manner in which they intend to proceed with the claim. At their option, the Sellers may (i) take full responsibility for the defence of the claim and pay all costs of such defence on behalf of the Indemnified Parties or (ii) participate in such defence together with the Purchaser or the Company.

         Should the Shareholders' Agent notify the Purchaser of the decision of the Sellers and the Principals to participate in the defence of the Company, the Purchaser undertakes to ensure that the points of view and opinions expressed by the Shareholders' Agent are taken into consideration, although they may be rejected in the best interests of the Company.

         In the event the Shareholders' Agent does not inform the Purchaser in writing of the intentions of the Sellers and the Principals in respect of the conduct of the legal action referred to above within 10 (ten) Business Days of receipt of the notification referred to above, the Sellers and the Principals shall be deemed to have decided not to take part in the defence of the Company against the third party claim.

         In all cases, the Company may not accept, agree on any compromise or pay any claim of a third party without the approval of the Shareholders' Agent, who may only refuse his consent if such agreement or absence of payment is not reasonable. In addition, the Purchaser shall provide the Sellers with all documents or other information which should reasonably be provided by it in consideration of the procedure in progress, without this causing difficulties for the operation of the Company.

         It is expressly agreed that the Purchaser shall be authorised to commence any urgent action with a view to defending the Company' interests without consulting the Shareholders' Agent , if the his advice cannot be reasonably obtained considering the


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         nature of the legal action to be conducted and/or the time-limits for response set out by the third party.

G.20.    LIMITATIONS OF THE OBLIGATIONS OF THE SELLERS

         The amount of any Indemnification may be reduced by (i) the amount of any indemnity which has been effectively paid by third parties in respect of a loss, either to one of the Company or to the Purchaser which is covered by an insurance company or other indemnity, by an agreement such as a guarantee of assets or liabilities or by any third party (including the Government or the State); and (ii) to the extent of any tax saving benefiting the Company due to the tax deductibility of the loss resulting from the indemnifiable Claim for Indemnification.

         "State" means in this Agreement the Kingdom of Denmark. "Government" means in this Agreement the government of the Kingdom of Denmark.

         No Indemnification will be made if the cumulative amount of the Claims for Indemnification notified to the Sellers in accordance with this Agreement do not exceed DKK 500,000 (five hundred thousand). Once this amount is reached, the total amount of the Indemnification will be payable.

         However and notwithstanding anything to the contrary stated herein, the parties have agreed that in respect of the Sellers and the Principals, the Indemnification cannot exceed their relative amount equal to their pro rata part of Purchase Shares (based on their respective ownership interest in the Shares), except that such limitation shall not apply to Indemnification to which the Purchaser and the other Indemnified Parties are entitled to and relating to the Tax Inquiry or any other Tax liabilities of the Company.

G.21.    SHAREHOLDERS' AGENT

         Tom Jacobsgaard shall be constituted and appointed as agent (the "Shareholders' Agent") for and on behalf of the Sellers and the Principals to give and receive notices and communications, to authorise delivery to the Purchaser of the Escrow Shares in satisfaction of any Claim for Indemnification by the Purchaser, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Claim for Indemnification, and to take all actions necessary or appropriate in the judgement of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than ten
         (10) Business Days' prior written notice to the Purchaser. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Sellers and the Principals.

         The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable


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

         judgement, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers and the Principals shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

         The Shareholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, PROVIDED that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Sellers and Principals and shall be final, binding and conclusive upon each such Seller or Principal, and the Escrow Agent and the Purchaser may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Seller and Principal. The Escrow Agent and the Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

G.22.    METHOD OF PAYMENT OF INDEMNIFICATION

         The Sellers and the Principals may satisfy any Indemnification due hereunder by payment in cash or delivery of Escrow Shares or other shares of common stock of the Purchaser. The value of such shares shall be determined at a price equal to the average closing price of a share of the common stock of the Purchaser as quoted on the Nasdaq National Market for the 10 trading day period ending three (3) Business Days prior to the date of the Claim for Indemnification (the "Fair Market Value"). However, the Fair Market Value can not be less than a price equal to the average closing price of a share of the common stock of the Purchaser as quoted on the Nasdaq National Market for the 10 trading day period ending three (3) Business Days prior to the date of the Closing.

H.       USE AND CONFIDENTIALITY

         All of the information, records, books and data to which the Purchaser and/or its representatives are given access as set forth above will be used by the Purchaser solely for the purpose of analysing the Company and the assets and will be treated on a confidential basis. The terms, conditions and existence of this Agreement and all further discussions between the parties will also be treated on a confidential basis, subject to appropriate disclosure to regulatory authorities and as otherwise required by law or the rules of any securities exchange which may be applicable. All announcements to third parties pertaining to the contemplated transaction will be subject to review and approval of both parties before public disclosure and,


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

         notwithstanding anything to the contrary stated herein, will not identify the Purchaser or its affiliates by name.

I.       NON-COMPETITION

I.1.     EMPLOYMENT, OPERATION ETC.

         In the Loyalty Period as defined below the Principals, or any company in which they directly or indirectly have a interest, the Principals undertake not to engage, directly or indirectly, in any part of the world where the Purchaser, the Company or any subsidiary carries out business activities in any business which, directly or indirectly competes with the business activities, engaged in by the Purchaser, the Company or a subsidiary. By the Purchaser's business activities is understood in this Clause I.1 as the sale and marketing of Strategic Internet Services (hereinafter "SIS").

         In case of any breach of the undertaking in this clause I. 1 by Tom Jacobsgaard, Kim Pedersen, Christian Wandel Petersen, the party in breach shall, in addition to any other relief that may be available to the Purchaser, pay to the Purchaser the actual damage resulting from such breach. However, such a payment shall in no case amount to less than DDK 500,000.00 for each claim, regardless of the party in breach income and cost connected therewith.

         In relation to Tom Jacobsgaard the Loyalty Period is 2 (two) years commencing on the day of Closing.

         In relation to DIOS A/S and Kim Pedersen Loyalty Period is 12 (twelve) months commencing on the day of Closing.

         In relation to Christian Wandel Petersen the Loyalty Period is 6 (six) months commencing on the day of Closing.

I.2.     THIRD PARTIES

         In the Loyalty Period as defined in Clause I. 1 the Principals and any company in which they directly or indirectly have a interest, undertake to refrain from offering or negotiating employment with any of the employees of the Purchaser, the Company or any subsidiary without the prior written consent of the Purchaser. The Principals further undertake not to in any way solicit any customers or client of the Purchaser, the Company or any subsidiary.

         In case of any breach against the foregoing undertaking by Tom Jacobsgaard, Kim Pedersen, Christian Wandel Petersen, the party in breach shall, in addition to any other relief that may be available to the Purchaser, pay to the Purchaser the actual damage resulting from such breach but in no case an amount being less than DKK 500,000.00 for each claim, regardless of the the party in breach's income and cost connected therewith.


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

I.3.     SPECIAL REGULATION REGARDING DIOS A/S

         The Purchaser acknowledge that DIOS A/S is a management consulting firm and by being such perform management consultant services for clients. Consequently, clause I.1 and I.2 shall not prevent DIOS A/S from continuing the marketing and sales of these services. However, DIOS A/S and the Purchaser agree that if the management consulting services include creative and technical services and thereby defined as SIS services, DIOS A/S must provide the Company and Purchaser with the right of first refusal to perform the creative and technical part on behalf of DIOS A/S. In the event DIOS A/S is introduced to customers and/ or client seeking a provider of SIS services, DIOS A/S must in good faith introduce and connect the Company and or the Purchaser to such customers and / or clients.

         This clause I.3. does only apply to DIOS A/S in the Loyalty Period.

         In case of any breach against the foregoing undertaking by DIOS A/S, DIOS A/S shall, in addition to any other relief that may be available to the Purchaser, pay to the Purchaser the actual damage resulting from such breach but in no case an amount being less than DKK 500,000.00 for each claim, regardless of the DIOS A/S's income and cost connected therewith.


J.       TAXES, FEES AND COSTS

         Any documentary transfer taxes and recording fees resulting from the contemplated transaction will be paid by the Purchaser.


K.       COSTS AND EXPENSES

         Except as otherwise specifically set forth herein, the Purchaser will bear the expenses in connection with the transaction, including, without limitation, the costs and expenses of all attorneys, engineers, brokers, investment bankers, agents and finders.


L.       ACTIONS TO BE TAKEN AT CLOSING


L.1.     AT CLOSING, THE SELLERS SHALL DELIVER TO THE PURCHASER:

         - A copy of the certificate of incorporation of the Company, the by-laws, minute book, stock book, and seal, the leases of all premises used in the conduct of the business, any bills, vouchers, records showing the ownership of the furniture, furnishings, equipment, other personal property used in the operation of the Company, and all other books of account, records and contracts of the Company.

         - Each Seller shall deliver a copy of its certificate of incorporation and such evidence satisfactory to the Purchaser of the power of the person(s) binding the Seller in question to do so.


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

         All the license certificate related to the assets mentioned under clause G.7.2.


L.2.     AT CLOSING, THE PURCHASER SHALL DELIVER TO THE SELLERS:

         - Evidence satisfactory to the Sellers of the power of the person(s) binding the Purchaser to do so in the form of the Secretary' Certificate attached hereto as Schedule L.2.

         - A document issued by EquiServe L.P., the Purchaser's transfer agent, shall be delivered by the Purchaser, such document evidencing that the Purchase Shares have been issued in book entry form in the name of the respective Sellers before 11.59 p.m. Danish time on the date of Closing;

M.       ESCROW

M.1.     ESCROW SHARES; ESCROW AGENT

         At Closing, 42,941 Purchase Shares (the "Escrow Shares") shall be registered in the name of and deposited in an account with Lindh Stabell Horten A/S (the "Escrow Agent") and shall be held by the Escrow Agent until 31 March 2002 or if earlier the day of which the chief financial officer of Purchaser have approved the certified accounts for the Company. On this day, provided that no Claim for Indemnification is outstanding, the Escrow Agent shall release to the Sellers the Escrow Shares less the sum of the following items:

         (a) Accounts receivable which are included in the balance sheet of the Company as of 15 December 2000 and which remain uncollected on 31 May 2001; and

         (b) Any amounts paid by the Company prior to the expiration of such period for liabilities or obligations which are not included in the balance sheet of the Company as of 15 December 2000.


M.2.     CLAIMS UPON ESCROW SHARES.

         Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a Claim for Indemnification, the Escrow Agent shall, subject to the Clauses M.2.1 and M.2.2 below, deliver to the Purchaser the Escrow Shares having a value equal to the amount of such Indemnification. For the purpose of compensating the Purchaser for its Indemnification pursuant to this Agreement, the Escrow Shares or other shares of common stock of the Purchaser to be delivered to the Purchaser in satisfaction of such obligation shall be valued at the Fair Market Value.

         At the time of delivery of any Claim for Indemnification to the Escrow Agent, a duplicate copy of such Claim for Indemnification shall be delivered to the Shareholders' Agent and for a period of 20 Business days after such delivery to the Escrow Agent of such Claim for Indemnification, the Escrow Agent shall make no delivery of the Escrow Shares pursuant to this Clause M unless the Escrow Agent shall have received written authorisation from the Shareholders' Agent to make such delivery. After the


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

         expiration of such 20 Business Day period, the Escrow Agent shall make delivery of the Escrow Shares in accordance with this Clause M, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the Claim for Indemnification, and such statement shall have been delivered to the Escrow Agent and to the Purchaser prior to the expiration of such 20 Business Day period.


M.2.1.   Shareholders' Agent objection to Claim for Indemnification

         In case the Shareholders' Agent shall so object in writing to any Claim for Indemnification, the Purchaser shall have 20 Business Days after receipt by the Escrow Agent of an objection by the Shareholders' Agent to respond in a written statement to the objection of the Shareholders' Agent. If after such 20 Business Day period there remains a dispute as to any claims, the Shareholders' Agent and the Purchaser shall attempt in good faith for 20 Business Days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and the Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares in accordance with the terms thereof.


M.2.2.   Failure to reach agreement

         If no such agreement can be reached after good faith negotiation, either the Purchaser or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted in accordance with Clause O. The decision of the arbitrator (selected in accordance with Clause O) as to the validity and amount of any Claim for Indemnification shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Clause M, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Shares in accordance therewith. Any portion of the Escrow Shares held by the Escrow Agent which are not required to be paid to the Purchaser in accordance with the foregoing provisions or in satisfaction of the Indemnification obligations of the Sellers hereunder shall be paid to the Sellers.


N.       DUE DILIGENCE

         The Purchaser has executed a limited due diligence under which certain contracts and the standard employment agreement have been disclosed.


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

O.       CHOICE OF LAW AND ARBITRATION

         The Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Denmark.

         Any dispute or claim arising out of or in connection with this Agreement or the breach, termination, or invalidity thereof, shall be settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration.

         Each of the Purchaser and the Shareholders' Agent Party shall appoint one arbitrator, and the Institute shall appoint a third arbitrator, who shall be the chairman of the arbitration tribunal, if possible, according to a mutual recommendation of the two arbitrators. The place of arbitration shall be Copenhagen. The language of the arbitration shall be English. The decision of the arbitration tribunal shall be final and binding on the parties.

P.       ENTIRE AGREEMENT

         The Agreement (including any documents referred to in it) sets out the entire agreement and understanding between the Parties or any of them in connection with matters dealt with in this Agreement and supersedes any previous agreement between the Parties in relation to all such matters. Each of the Parties acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties, which is not expressly set out or referred to in this Agreement.

Q.       NOTICE

         Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of five days after deposit by post properly addressed with postage prepaid. All notices, requests, demands and other communications shall be in writing by post or facsimile transmission and shall be addressed as follows:

             If to the Sellers to:   Tom Jacobsgaard
                                     Toldbodgade 39 4
                                     1253 Kobenhavn K


             If to the Purchaser to: Primix Solutions Inc.
                                     One Arsenal Marketplace - 2nd floor
                                     Watertown, MA 02472 U.S.A.
                                     Attention Chief Financial Officer
                                     Fax: +1 617 923 6550


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

             With a copy to:        McDermott, Will & Emery
                                    28 State Street
                                    Boston, MA  02109-1775
                                    Attn:  John B. Steele, Esq.
                                    Fax: + 1 617 535-3800


             and
                                    Lindh Stabell Horten A/S
                                    Ved Stranden 18,
                                    1012 Copenhagen K
                                    Attn: Nicolai Horten, Esq.
                                    Fax: +45 77 30 40 77

or to such other address or to such other person as any party hereto shall have last designated by notice to the other party.

By signing this agreement the Seller's and the Principals waive any and all rights of first refusal as set forth in the Company's Articles of Association
Section 4.

             [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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

This Agreement has been signed by the parties on the date written above.

PRIMIX SOLUTIONS INC.


By:
   ------------------------
      Name: Joseph W. Seebach
      Title: Executive Vice President


and

--------------------------   --------------------  -----------------------------
Tom Jacobsgaard ApS          Morten Falcon ApS     CHR A Wandel-Petersen.dk. ApS


--------------------------             -----------------------------
DIOS A/S                               DIOS A/S
Kim Pedersen                           Torben Barnholdt

as the Sellers

 and

--------------------------    -------------------- ---------------------------
Tom Jacobsgaard               Morten Falcon        Kim Pedersen



--------------------------
Christian Wandel Petersen

as the Principals.


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